                                                                  EXHIBIT 10.23

                        SEVERANCE AND RELEASE AGREEMENT

          THIS SEVERANCE AND RELEASE AGREEMENT (the "Agreement") is made and entered into this 28th day of August, 1997, to be effective as of the 31st day of August, 1997 (the "Effective Date"), by and between AGCO CORPORATION, a Delaware corporation ("AGCO"), and JEAN-PAUL RICHARD a resident of Fulton County, Georgia ("Richard"). For purposes of this Agreement, the term "AGCO" shall be deemed to include all subsidiaries and affiliates of AGCO Corporation.

                                    RECITALS

          A. AGCO and Richard are parties to an Employment and Severance Agreement, dated as of November 18, 1996 (the "Employment Agreement"); and

          B. AGCO and Richard mutually desire to terminate the Employment Agreement and Richard's employment with AGCO, all subject to the terms and conditions hereinafter set forth.

          NOW, THEREFORE, FOR AND IN CONSIDERATION of the premises, the mutual promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

          1. Resignation. Contemporaneously with the execution of this Agreement, Richard shall execute and deliver to AGCO a letter of resignation substantially in the form of Exhibit A attached hereto, which provides that Richard is voluntarily resigning as an officer, director and employee of AGCO as of the Effective Date. Richard shall continue to perform his obligations as an officer, director and employee of AGCO through the Effective Date or any earlier date determined by AGCO.

          2. Termination of Existing Agreements. The Employment Agreement and, except as otherwise provided in this Agreement, all other agreements and arrangements (whether written or oral) between AGCO and Richard shall be terminated as of the Effective Date, and all of such terminated agreements shall thereafter be null and void and of no further force or effect after the Effective Date.

          3. Severance. As severance compensation, AGCO shall continue to pay Richard's annual base salary of Five Hundred Thousand Dollars ($500,000) from the Effective Date through November 18, 2001, in accordance with AGCO's normal payroll policies and procedures and subject to all required withholdings.

          4.          Benefits.

                      (a) Incentive Compensation. AGCO shall pay to Richard all amounts earned by Richard as incentive compensation under AGCO's Incentive Compensation Plan with respect to the full 1997 year as and when in 1998 such amounts are paid by AGCO in the ordinary course of its business, consistent with past practices, under its Incentive Compensation Plan.

                      (b) Health Insurance. AGCO shall continue to provide to Richard, at AGCO's expense, until November 18, 2001, the group health insurance coverage provided to him immediately prior to the Effective Date or such substitute group health insurance coverage as is provided from time to time by AGCO to its senior management executives; provided, however, that AGCO's obligations to provide and pay for such coverage shall cease if and when Richard becomes employed elsewhere and first becomes eligible for comparable group health insurance coverage at such other place of employment.

                      (c) Disability Insurance. Upon the written request of Richard, at Richard's expense AGCO shall continue to provide to Richard for any period ending on or prior to November 18, 2001, the disability insurance coverage provided to him immediately prior to the Effective Date; provided, however, that AGCO's obligations to provide such coverage shall cease if and when Richard becomes employed elsewhere and first becomes eligible for comparable disability insurance coverage at such other place of employment.

                      (d) Long Term Incentive Plans. Exhibit B attached hereto accurately reflects all shares of AGCO common stock earned by Richard pursuant to any long-term incentive plan and any director's stock plan maintained by AGCO (the "Earned Shares"), and Richard shall retain all of such Earned Shares. All of the Earned Shares which have not vested under the terms of such long-term incentive and director's stock plans prior to the Effective Date shall vest over time and in accordance with the terms of such plans as if Richard had remained employed by AGCO during such vesting period; provided, however, that any Earned Shares which are unvested shall be subject to forfeiture either (i) in the event of a material breach by Richard of any of his obligations under any of the Business Protection Covenants set forth in paragraph 7 herein or (ii) a willful failure to provide the consulting services as provided in paragraph 11 herein. In addition, as and when such Earned Shares vest, and to satisfy a portion of Richard's Federal and state income tax obligations arising therefrom, AGCO shall make cash bonus payments required under such plans consistent with its current practices with other participants. Richard shall have no further rights with respect to any shares awarded, granted or allocated to, but not yet earned by, him as of the Effective Date under any such long term incentive or director's stock plan.

                      (e) Split Dollar Life Insurance. The parties acknowledge that AGCO has made certain premium payments required prior to the date hereof under that certain Executive Life Insurance Program (Split
Dollar) between AGCO and Richard (the "Split Dollar Program"), pursuant to which the life insurance policy scheduled on Exhibit F has been purchased. Contemporaneously with this Agreement, AGCO and Richard shall terminate and cancel such Split Dollar Program and the split dollar insurance arrangement reflected thereby. AGCO shall have the right to receive and/or retain all refunds and other payments resulting from the cancellation of the life insurance policy scheduled on Exhibit F and any other issued life insurance policies and from the termination and cancellation of the split dollar insurance arrangement; and Richard shall have no further interest in, or benefits under, such split dollar arrangement.

                      (f)        Deferred Compensation and 401(k) Contributions.
Richard shall be entitled to receive any deferred compensation accrued during his employment with AGCO and the disposition of Richard's 401(k) account with AGCO. As of the Effective Date, AGCO shall cease making any contributions to Richard's 401(k) account.

                      (g) No Other Benefits. Except as specifically set forth in this Agreement, all other benefits provided to Richard by AGCO pursuant to the Employment Agreement or otherwise, including, without limitation, all country club dues, automobile and aircraft privileges, shall cease as of the Effective Date.

                      (b) The benefits afforded to Richard under paragraph 3 and subparagraph 4(d) herein shall survive the death of Richard and shall accrue to the benefit of Richard's estate.

          5. Forgiveness of Loan. In connection with a special relocation program provided by AGCO, Richard borrowed $500,000 (the "Employee Loan") from AGCO, and the Employee Loan remains unpaid and outstanding as of the date hereof. The Employee Loan is evidenced by a Promissory Note in the principal amount of $500,000, dated November 22, 1996 (the "Note"). Notwithstanding anything else contained in the Note to the contrary, the indebtedness evidenced by the Employee Loan shall be, as of the Effective Date, forgiven and canceled.

          6.          Purchase of Residence by AGCO: Assumption of Automobile
Lease.

                      (a) Upon the consummation of the transactions provided for herein, AGCO and Richard shall enter into that certain Real Estate Purchase Contract (the "Sales Contract") in the form attached hereto as Exhibit C, which provides that AGCO shall purchase from Richard his residence in Memphis, Shelby County, Tennessee, which is more particularly described on an exhibit to the Sales Contract (the "Property"), for a purchase price of $716,250 (the "Purchase Price") less existing indebtedness to be assumed by AGCO of approximately $445,657, for a net purchase price of approximately $270,593. The closing under the Sales Contract shall be held at the offices of AGCO on or before 30 days subsequent to the Effective Date. At the closing under the Sales Contract, AGCO shall reimburse Richard for any amount in any escrow account (maintained to fund annual property taxes and homeowners insurance premiums) upon an irrevocable assignment to AGCO of any such escrow account. AGCO further agrees to assume the real estate agent listing contract with Judy Piovarcy, which contract has a remaining term of less than 6 months. Richard represents to AGCO that the Purchase Price represents the average of four recently obtained independent residential real estate appraisals of the Property.

                      (b) Upon the consummation of the transactions provided for herein, AGCO shall assign to Richard, who shall assume and agree to pay and perform, that certain Motor Vehicle Lease Agreement covering the 1996 Jeep Grand Cherokee used by Richard, the vehicle information page of such Motor Vehicle Lease Agreement being attached hereto as Exhibit D. Such assignment shall provide that AGCO shall be released from the obligations under such Motor Vehicle Lease Agreement.

          7.          Business Protection Covenants.

                      (a) Definitions. For purposes of this Agreement, the following terms shall have the following respective meanings:

                                  (i)         "Confidential Information" shall
          mean all valuable, proprietary and confidential information in any way relating to, belonging to or pertaining to AGCO that does not constitute a "Trade Secret" (as hereinafter defined) and that is not generally known by or available to AGCO's competitors.

                                  (ii)        "Trade Secrets" shall mean all
          "trade secrets" of AGCO as defined under applicable law.

                                  (iii)       "Competing Business" shall mean
          any business that, directly or indirectly, engages in the development, manufacture, distribution or sale of agricultural equipment or related products or parts.

                                  (iv) "Restricted Territory" shall mean North America, South America, Europe, Africa, Asia and Australia.

                      (b) Non-Disclosure. Richard hereby covenants and agrees that he shall not, without the prior written consent of AGCO in each instance, use, disclose, transfer, assign, disseminate, reproduce, copy or otherwise communicate, directly or indirectly, in any way for himself or for any other person or entity: (i) any Confidential Information for a period of three (3) years after the Effective Date; or (ii) any Trade Secret at any time during which such information shall constitute a trade secret under applicable law. Richard hereby represents and warrants to AGCO that he has not, prior to the execution of this Agreement, disclosed any Confidential Information or Trade Secrets in a manner which would have constituted a breach of this Section 7(b) had it occurred after the execution hereof.

                      (c) Non-Competition. Richard hereby covenants and agrees that he shall not, without the prior written consent of AGCO in each instance, directly or indirectly, engage in (whether as an owner, investor, manager, operator, partner, consultant, creditor, advisor, independent contractor or otherwise) or assist any other person or entity in engaging in a Competing Business in the Restricted Territory for a period of two (2) years after the Effective Date; provided, however, that it shall not constitute a violation of this Section 7(c) for Richard to own for investment purposes only less than one percent (1%) of the issued and outstanding shares of common stock of any entity engaged in a Competing Business if such common stock is publicly traded on a national or international stock market or exchange.

                      (d)         Non-Solicitation of Company Personnel.
Richard hereby covenants and agrees that he shall not, without the prior written consent of AGCO in each instance, directly or indirectly, for a period of two (2) years after the Effective Date: (i) hire any "key" (as defined in the next sentence) employee of AGCO; or (ii) solicit or attempt to solicit any "key" employee, consultant, contractor or other personnel of AGCO to terminate, alter or lessen such party's affiliation or relationship with AGCO or to violate the terms of any agreement or understanding between such party and AGCO. For purposes of the preceding sentence, "key" employees, consultants, contractors and other personnel of AGCO are those who have access to Confidential Information or Trade Secrets.

                      (e)         Non-Solicitation of Dealers and Customers.
Richard hereby covenants and agrees that he shall not, without the prior written consent of AGCO in each instance, directly or indirectly, for a period of three (3) years after the Effective Date, solicit or attempt to solicit for or on behalf of any person or entity engaged in a Competing Business any dealer, customer or actively sought prospective dealer or customer of AGCO with whom he had significant contact within twelve (12) months prior to the Effective Date.

                      (f) Acknowledgement. Richard hereby acknowledges and agrees that he has sufficient skills to find alternative commensurate work in his field of expertise that would not involve a violation of this Section 7. Additionally, Richard hereby acknowledges and agrees that the covenants set forth in this Section 7 are reasonable as to time, scope, territory and otherwise given AGCO's need to protect its legitimate business interests and given the substantial benefits Richard is receiving hereunder. Richard further acknowledges and agrees that monetary damages may not be an adequate remedy for any breach of the provisions of this Section 7 and that AGCO may (in its sole discretion) apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relieve in order to enforce or prevent any violation (or threatened violation) of this Section 7. In the event any covenant or agreement contained in this Section 7 shall be determined by a court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it is the intention of the parties hereto that this Section 7 be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

          8. Return of AGCO Property. On or before the Effective Date, Richard shall return to AGCO all AGCO property in his possession or under his control, including, without limitation, all keys to AGCO premises, the automobiles and computer equipment provided by AGCO for his use, all AGCO corporate credit cards, and all Confidential Information, Trade Secrets, and documents and files containing any non-public information regarding AGCO. In the event any additional AGCO property comes into Richard's possession or under his control after the Effective Date, he will promptly return such property to AGCO. Richard also hereby agrees to reimburse AGCO for any personal expenses charged on any AGCO corporate credit card. AGCO agrees to promptly reimburse Richard, in accordance with its current policies, for any bona fide business expenses incurred by Richard in the conduct of AGCO's business prior to the Effective Date.

          9. Mutual Release. Richard hereby releases and discharges AGCO and all of AGCO's officers, directors, shareholders, employees and agents from and against any and all claims, demands, liabilities, rights, remedies, causes of action, damages and suits under any federal or state law (each a "Claim"), whether known or unknown, which Richard has, has ever had or may ever have arising from or in any way related to Richard's employment relationship with AGCO or the termination thereof, except for the specific obligations of AGCO arising under this Agreement. AGCO hereby releases and discharges Richard from and against any and all Claims, whether know or unknown, which AGCO has, has ever had or may ever have arising from or in any way related to Richard's employment relationship with AGCO or the termination thereof, except for the specific obligations of Richard arising under this Agreement.

          10. Confidentiality. Richard hereby agrees not to disclose any of the terms of this Agreement or any of the details of the negotiations thereof to any person or entity, except for his attorney, his tax advisor, financial advisor, and the members of his immediate family (provided each such individual agrees in advance to keep such information confidential), and Richard hereby represents and warrants to AGCO that he has not prior to the execution of this Agreement disclosed any of such information in a manner which would have constituted a breach of this Section 10 had it occurred after the execution hereof.

          11.         Consulting.

                      (a) AGCO agrees to engage Richard, and Richard agrees to accept such engagement in further consideration of the various payments to be made to Richard herein, as a consultant to AGCO for a period ending June 30, 2002 (the "Consulting Term"). As a consultant, Richard shall report to AGCO's chief executive of fleer and shall perform consulting services during the Consulting Term for AGCO as may be reasonably requested from time to time by AGCO's chief executive officer, with such consulting services to be principally related to providing advice with respect to the strategic development of AGCO's international non-U.S. business and the implementation of non-U.S. acquisitions. Richard shall make himself available to perform the consulting services during the Consulting Term at times to be mutually agreed upon by AGCO's chief executive officer and Richard (provided that such times shall not unreasonably interfere with Richard's employment obligations to a successor employer), and it is the understanding of the parties that such consulting services shall not exceed five (5) hours per month.

                      (b) In furnishing such consulting services hereunder, Richard shall not be an employee of AGCO but shall be an independent contractor; and, as such, Richard is not authorized to assume, incur or create any obligation or liability, expressed or implied, on behalf of, or in the name of, AGCO or to bind AGCO in any manner.

          12. Public Statements. Richard hereby agrees that he will not make any disparaging public remarks about AGCO or any of its officers, directors or employees. AGCO hereby agrees that it will not make any disparaging public remarks about Richard. Further, attached hereto as Exhibit E is a press release which has been issued by AGCO regarding Richard's termination, which press release was submitted to Richard for his review and approval.

          13. Consequence of Breach. In the event of any breach by Richard of any provision contained in Sections 7, 8, 10, 11 or 12 hereof, AGCO shall have, and may avail itself of, all appropriate and available remedies at law or in equity.

          14.         Notices.

                      (a) All notices, consents, requests and other communications hereunder shall be in writing and shall be sent by hand delivery, by certified or registered mail (return-receipt requested), or by a recognized national overnight courier service as set forth below:

          If to AGCO:             AGCO Corporation
                                  4830 River Green Parkway
                                  Duluth, Georgia 30136
                                  Attention: Michael F. Swick, Esq.
                                              Vice President and General Counsel

          If to Richard:          Jean-Paul Richard
                                  1295 Heards Ferry Road
                                  Atlanta, GA 30328

                      (b) Notices delivered pursuant to this Section 14 shall be deemed given: (i) at the time delivered, if personally delivered; (ii) at the time received, if mailed; and (iii) one (1) business day after timely delivery to the courier, if by overnight courier service.

                      (c) Either party hereto may change the address to which notice is to be sent by written notice to the other party in accordance with this Section 14.

          15.         Dispute Resolution. Except as otherwise provided in
Section 7(f) hereof, all disputes arising out of or in connection with the interpretation, application or enforcement of this Agreement shall be settled by final and binding arbitration. Such arbitration shall be conducted in Atlanta, Georgia, pursuant to the commercial arbitration rules of the American Arbitration Association in effect at the time the arbitration is commenced, before a panel of three (3) arbitrators. The decision of the arbitrators, which may include interest, shall be final and binding on the parties hereto and may be entered and enforced in any court of competent jurisdiction by either party. The arbitration shall be pursued and brought to conclusion as rapidly as possible. The prevailing party in the arbitration proceeding shall be awarded reasonable attorneys' fees, expert witness costs and expenses, and all other costs and expenses incurred in connection with such proceeding, unless the arbitrators shall for good cause determine otherwise.

                    Acknowledged, accepted and initialed by:


                    /s/ J-PR                 /s/ RJR
                    ----------               ----------
                        J-PR                     AGCO

          16.         Miscellaneous.

                      (a) Entire Agreement. This Agreement, including all Exhibits hereto (all of which are incorporated herein by this reference), contains the entire agreement and understanding concerning the subject matter hereof between the parties hereto and specifically supersedes the Employment Agreement.

                      (b) Waiver; Amendment. No waiver, termination or discharge of this Agreement, or any of the terms or provisions hereof, shall be binding upon either party hereto unless confirmed in writing. No waiver by either party hereto of any term or provision of this Agreement or of any default hereunder shall affect such party's rights thereafter to enforce such term or provision or to exercise any right or remedy in the event of any other default, whether or not similar. This Agreement may not be modified or amended except by a writing executed by both parties hereto.

                      (c) Severability. If any provision of this Agreement shall be held void, voidable, invalid or inoperative, no other provision of this Agreement shall be affected as a result thereof, and, accordingly, the remaining provisions of this Agreement shall remain in full force and effect as though such void, voidable, invalid or inoperative provision had not been contained herein.

                      (d) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

                      (e) Assignment. Neither party hereto may assign this Agreement, in whole or in part, without the prior written consent of the other party hereto, and any attempted assignment not in accordance herewith shall be null and void and of no force or effect.

                      (f) Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

                      (g) Interpretation. This Agreement was fully negotiated by both parties hereto and shall not be construed more strongly against either party hereto regardless of which party is responsible for its preparation.

                      (h) Further Assurances. Upon the reasonable request of the other party, each party hereto shall take any and all actions necessary or appropriate to give effect to the terms and conditions set forth in this Agreement.

                      (i) Counterparts; Fax Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute the same Agreement. Any signature page of any such counterpart, or any electronic facsimile thereof, may be attached or appended to any other counterpart to complete a fully executed counterpart of this Agreement, and any telecopy or other facsimile transmission of any signature shall be deemed an original and shall bind such party.

          IN WITNESS WHEREOF, the undersigned have executed, or caused their respective duly authorized representatives to execute, this Agreement as of the day and year first above written to be effective as of the Effective Date.

                                        "AGCO"

                                        AGCO CORPORATION


                                        By: /s/ R.J. Ratliff
                                           -------------------------------

                                        Title:  Chairman
                                              ----------------------------


RICHARD HEREBY ACKNOWLEDGES THAT HE HAS CAREFULLY READ AND FULLY UNDERSTANDS ALL THE PROVISIONS OF THIS AGREEMENT, THAT HE HAS BEEN GIVEN ADEQUATE TIME WITHIN WHICH TO CONSIDER SIGNING THIS AGREEMENT, THAT HE HAS CONSULTED WITH AN ATTORNEY REGARDING THIS AGREEMENT, AND THAT HE KNOWINGLY AND VOLUNTARILY HAS ENTERED INTO THIS AGREEMENT IN EXCHANGE FOR VALUABLE CONSIDERATION.

                                        "Richard"


                                        /s/ Jean-Paul Richard
                                        ----------------------------------
                                        Jean-Paul Richard

                                   EXHIBIT A
                         FORM OF LETTER OF RESIGNATION

                                        August _____, 1997

AGCO Corporation
4830 River Green Parkway
Duluth, Georgia 30136

Gentlemen:

          I hereby resign effective as of August 31, 1997, as an officer, director and employee of, and from all other positions held in, AGCO Corporation and its subsidiaries and affiliates.

                               Very truly yours,

                               Jean-Paul Richard

                                   EXHIBIT B

            SHARES EARNED BY RICHARD UNDER LONG-TERM INCENTIVE PLANS

Thirty Thousand (30,000) shares under the Amended and Restated Long-Term Incentive Plan, and

Two Thousand Five Hundred (2,500) shares under the [directors' plan]

                                   EXHIBIT C

                       FORM OF REAL ESTATE SALES CONTRACT

          The parties agree to use the Memphis, Tennessee realtors board standard form of residential sales contract.

                                                                       EXHIBIT D
                                    ORIGINAL
                         MOTOR VEHICLE LEASE AGREEMENT







                               LEASE INFORMATION
                                MATERIAL TERMS


Parties:                Automotive Rentals, Inc. ("ARI")
                        AGCO

Assignment:             Assignment by ARI of right, title and interest to
                        Corestates Bank NA Agent

Date:                   December 16, 1996

Vehicle:                1996 Jeep/Eagle
                        ZJJL74 Grand Cherokee

Total Cost:             $31,376

                                   EXHIBIT E





                    AGCO FOUNDER AND CHAIRMAN ROBERT RATLIFF

                       RESUMES ROLE OF PRESIDENT AND CEO


     ATLANTA, August 29, 1997 AGCO Corporation (NYSE:AG) today announced that Robert J. Ratliff, AGCO's founder and Chairman of the Board, will play an expanded role in the management of the Company, resuming the role of President and Chief Executive Officer. Mr. Ratliff will remain Chairman of the Board.

     Mr. Ratliff founded AGCO in a management buyout in 1990. Since that time, the company has grown from $200 million in sales to a global manufacturer and distributor of agricultural equipment with 1996 revenue of $2.3 billion. Mr. Ratliff has an employment contract through 2003.

     J-P Richard, a member of AGCO's Board of Directors who assumed the role of President and Chief Executive Officer in November 1996, has submitted his resignation from AGCO Corporation and its board effective immediately. Mr. Ratliff stated, "J-P Richard served with distinction during his tenure as a director and executive and contributed to the achievement of profitable growth and global expansion that has marked AGCO's history".

                    (AGCO Corporation Description paragraph)

EXHIBIT F


                              JEAN PAUL RICHARD
                               INSURANCE SUMMARY

                                                                                                  July, 1997
-------------------------------------------------------------------------------------------------------------
                                                                    FACE
CARRIER                  POLICY #         DATE         TYPE        AMOUNT           PREMIUM         FREQUENCY
-------------------------------------------------------------------------------------------------------------
Life Insurance
Mass Mutual              9 907 164      04/01/97        WL         $6,920,000     $500,000.00         Annual

  Liability Insurance
   Paul Revere           1028497030     02/01/97     Disability     5,500/mo.          401.03        Monthly

MassMutual               9 576 218      04/16/97     Disability     9,500/mo.       18,002.10         Annual

Metropolitan                                         Group Dis.     9,500/mo.                        Monthly




----------------------------------------------------------------------------------------------
                          CASH
CARRIER                  VALUE                              ASSIGNED     OWNER     BENEFICIARY
----------------------------------------------------------------------------------------------
Life Insurance
Mass Mutual              $314,617.70                          AGCO       Trust       Trust

  Liability Insurance
   Paul Revere           Benefits payable to age 65                      JPR         JPR
                         after 180 day wait

MassMutual               Benefits payable for 5 yrs.                     JPR         JPR
                         after 180 day wait.

Metropolitan             Benefits payable to age 65                      AGCO        JPR
                         after 180 day wait.
